EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-18423, 333-88049 and 333-124774) on Form S-8 of Kennametal Inc. of our report dated June 14, 2018, with respect to the statement of net assets available for benefits of the Kennametal Thrift Plus Plan as of December 31, 2017, which report appears in the December 31, 2017 Annual Report on the Form 11-K of the Kennametal Thrift Plus Plan.

/s/ Herbein + Company, Inc.
Herbein + Company, Inc.

Pittsburgh, Pennsylvania
June 18, 2019